Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Results For Third Quarter FY 2005

Merix will conduct a conference call and live webcast on March 29, 2005 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on March 29, 2005. A phone replay will be available until midnight PT on April 5, 2005 by calling (719) 457-0820, access code 5141664.

FOREST GROVE, OR, March 29, 2005—Merix Corporation (NASDAQ:MERX) today announced consolidated results for the third quarter of fiscal 2005, ended February 26, 2005. Sales for the third quarter increased 13% to $50.0 million compared to $44.1 million for the third quarter of fiscal 2004. Consolidated net income in the third quarter of fiscal 2005 was $393 thousand, or $0.02 per diluted share, compared to net income of $3.2 million, or $0.19 per share, in the third quarter of fiscal 2004.

Non-GAAP earnings in the third quarter of fiscal 2005 were $876 thousand, or $0.04 per diluted share, compared to $2.0 million, or $0.12 per diluted share, in the prior year quarter and compared to $443 thousand, or $0.02 per diluted share, in the second quarter of fiscal 2005. Non-GAAP earnings in the third quarter of fiscal 2005 exclude expenses associated with purchase price allocations to inventory and the amortization of identifiable intangible assets resulting from the acquisition of Data Circuit Systems, Inc. on December 9, 2004. Non-GAAP earnings also excludes the partial reversal of the valuation allowance against deferred taxes. Management believes these adjustments are not representative of underlying trends in the Company’s performance and that excluding them and providing EBITDA provides investors with additional information to compare the Company’s results over multiple periods and to its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP net income to non-GAAP financial measures.

Results for the third quarter included the operations of Data Circuit Systems, Inc. for 11 weeks. The allocation of the $44.0 million purchase price included a $320 thousand write-up of inventory which was expensed in cost of goods in the third quarter. In addition, $11.1 million of identifiable intangible assets were recorded with related amortization expense of $635 thousand recognized in the third quarter.

Cash generated from operations was $1.2 million in the third quarter compared to $2.1 million in the year ago quarter. Third quarter EBITDA was $4.5 million compared to $6.0 million last year. Capital expenditures were $1.5 million during the quarter. Cash and investments decreased to $74.6 million in the third quarter compared to a balance of $116.2 million at the end of the second quarter of fiscal 2005, reflecting the use of $41.3 million in cash for the Data Circuit Systems acquisition.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We are very pleased with our results this quarter, which exceeded our original expectations. Our third quarter earnings were positively impacted by the Forest Grove manufacturing team’s success in delivering operational improvements in cycle times and productivity. In addition, excluding the incremental purchase accounting expense noted above, Data Circuit Systems delivered profitable results in accordance with our expectations.”

“For the fourth quarter of fiscal 2005, we expect sales to be flat to up three percent compared to the third quarter and for net income to be between $0.02 and $0.04 per diluted share. In addition, non-GAAP earnings are expected to be between $0.04 and $0.05 per diluted share,” continued Hollinger.

“The Data Circuit Systems integration is going very well. We are particularly pleased with the cultural fit that we believe will be a major contributor to the success of this acquisition. The combined sales organization is capitalizing on cross-selling opportunities and working effectively to meet customer needs across a spectrum of quick-turn service offerings. With the recently announced addition of Tom Ingham as Director of Quick-Turn Sales and Marketing, we have an even stronger sales organization to pursue our growth objectives in the quick-turn services business,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2005, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: fluctuations in the demand for our products and services, including quick-turn and premium services; the ability to successfully and timely integrate Data Circuit Systems with Merix; our ability to achieve expected operating and financial results; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix Corporation does not intend to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004
Net sales	$50,008	$44,149	$135,382	$111,880
Cost of sales	42,589	35,753	117,885	95,904

Gross profit	7,419	8,396	17,497	15,976

Engineering	1,656	1,581	4,993	4,363
Selling, general and administrative	4,714	3,304	12,741	8,984
Amortization of identifiable intangibles	635	—	635	—

Total operating expense	7,005	4,885	18,369	13,347

Operating income (loss)	414	3,511	(872)	2,629
Interest and other expense, net	(21)	(328)	(27)	(986)

Income (loss) before taxes	393	3,183	(899)	1,643

Income tax expense	—	—	1	—

Net income (loss)	$393	$3,183	$(900)	$1,643

Net income (loss) per diluted share	$0.02	$0.19	$(0.05)	$0.10

Shares used in per share calculations	19,476	17,121	19,193	15,880

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	February 26, 2005 (unaudited)	May 31, 2004
Assets
Cash and short-term investments	$74,648	$124,530
Accounts receivable, net	36,030	30,051
Inventories	13,062	9,622
Other current assets	2,639	1,312

Total current assets	126,379	165,515

Property, plant and equipment, net	91,054	84,021
Goodwill	25,551	—
Identifiable intangibles, net	10,505	—
Other assets	475	645

Total assets	$253,964	$250,181

Liabilities and Shareholders’ Equity
Accounts payable	$18,136	$19,255
Accrued compensation	3,110	3,997
Other accrued liabilities	4,154	1,061
Accrued warranty	1,428	2,085
Current portion of long-term debt	1,000	—

Total current liabilities	27,828	26,398

Long-term debt	26,000	25,000
Other long-term liability	892	368

Total liabilities	54,720	51,766

Shareholders’ equity	199,244	198,415

Total liabilities and shareholders’ equity	$253,964	$250,181

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q3 04		Q2 05		Q3 05
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$44,149	100.0%	$43,244	100.0%	$50,008
Cost of Sales	81.0%	35,753	86.9%	37,559	85.2%	42,589
Gross Margin	19.0%	8,396	13.1%	5,685	14.8%	7,419
Engineering Expense	3.6%	1,581	3.6%	1,536	3.3%	1,656
Selling, General & Administrative Expense	7.5%	3,304	8.1%	3,500	9.4%	4,714
Amortization of identifiable intangibles	0.0%	—	0.0%	—	1.3%	635
Total Operating Expense	11.1%	4,885	11.6%	5,036	14.0%	7,005
Operating Income	8.0%	3,511	1.5%	649	0.8%	414
Interest and Other Income (Expense), net	-0.7%	(328)	0.1%	32	0.0%	(21)
Pretax Income	7.2%	3,183	1.6%	681	0.8%	393
Net Income	7.2%	3,183	1.6%	681	0.8%	393
Effective Tax Rate		0.0%		0.0%		0.0%
Shares for Diluted EPS		17,121		19,430		19,476
Diluted Income Per Share		$0.19		$0.04		$0.02

SALES BY END MARKETS (% of Sales)
Communications	86%	$38,015	82%	$35,336	77%	$38,321
High-End Computing & Storage	5%	2,252	8%	3,474	9%	4,257
Test & Measurement	5%	2,231	3%	1,542	3%	1,730
Aviation & Aerospace	0%	155	1%	474	2%	1,000
Other	4%	1,496	6%	2,418	9%	4,700

OTHER FINANCIAL DATA
Cash provided by Operations		$2,077		$4,950		$1,186
Debt to Total Capital		0.11		0.11		0.12
EBITDA		$6,001		$3,873		$4,540
Capital Expenditures		$3,397		$5,890		$1,511
Depreciation and Amortization (% of sales)	5.8%	$2,576	7.7%	$3,317	8.4%	$4,191

NON-GAAP EARNINGS RECONCILIATIONS
	Q3 04		Q2 05		Q3 05		Q4 05
	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS Guidance
GAAP Net Income	$0.19	$3,183	$0.04	$681	$0.02	$393	$0.02 - $0.04
Adjustments:
-Amortization of identifiable intangibles	—	—	—	—	$0.03	635	$0.04
-Inventory purchase accounting adjustment	—	—	—	—	$0.02	320	—
-Valuation allowance on deferred tax asset	$(0.07)	(1,210)	$(0.01)	(238)	$(0.02)	(472)	$(0.02) - $(0.03)

Non-GAAP Net Income	$0.12	$1,973	$0.02	$443	$0.04	$876	$0.04 - $0.05

GAAP Net Income		$3,183		$681		$393
Add back items:
Interest Expense		412		413		428
Interest Income		(170)		(538)		(472)
Income Taxes		—		—		—
Amortization		79		75		725
Depreciation		2,497		3,242		3,466

EBITDA		$6,001		$3,873		$4,540